Exhibit 99.1

Contact:

David C. Dreyer

Chief Financial Officer

Christopher Schwartz

Vice President, Financial Reporting and Investor Relations

866.861.3229

FOR IMMEDIATE RELEASE

AMN HEALTHCARE REPORTS SECOND QUARTER 2007 RESULTS

AND UPDATES ANNUAL GUIDANCE

SAN DIEGO – (August 6, 2007) – AMN Healthcare Services, Inc. (NYSE: AHS), the nation’s largest healthcare staffing company, today reported revenue of $293.9 million and diluted earnings per share of $0.26 for the second quarter of 2007. Revenue for the second quarter increased 13% from the $261.2 million reported for the second quarter of last year and 4% from the $283.9 million reported last quarter. Second quarter 2007 diluted earnings per share compared to $0.21 for the second quarter of 2006 and $0.23 for the first quarter of 2007.

“We are pleased to report that second quarter revenue and EPS came in slightly above the upper end of our expectations,” said Susan R. Nowakowski, President and Chief Executive Officer. “The company generated strong year over year revenue growth, with notable increases coming from our two largest segments of nurse and allied and locum tenens staffing. Although direct cost pressures continued to limit gross margin expansion, our teams did an excellent job of managing our operating expenses in order to achieve our overall earnings targets,” added Nowakowski.

Gross profit for the second quarter of 2007 was $75.0 million, representing a 25.5% gross margin, as compared to $70.0 million, or 26.8% gross margin, for the second quarter of 2006 and $72.5 million, or 25.5% gross margin, for the first quarter of 2007. Gross margin declined on a year over year basis due mainly to higher housing and healthcare professional compensation costs. Gross margins by business segment for the second quarter of 2007 were 23.3% for nurse and allied healthcare staffing, 25.6% for locum tenens staffing and 60.0% for physician permanent placement services. Based on current indicators, the company expects gross margins to improve in the third quarter for all business segments.

Selling, general, and administrative (“SG&A”) expenses for the second quarter of 2007 were $53.5 million, or 18.2% of revenue, as compared to $52.4 million, or 20.0% of revenue, for the second quarter of 2006 and $53.1 million, or 18.7% of revenue, for the first quarter of 2007. The reduction in SG&A as a percentage of revenue in part reflects management’s continued efforts to further leverage the company’s infrastructure in order to increase operating margins.

Income from operations for the second quarter of 2007 was $18.6 million, or 6.3% of revenue, as compared to $15.1 million, or 5.8% of revenue, for the second quarter of 2006, and $16.8 million, or 5.9% of revenue, for the first quarter of 2007. The increase in operating margin on a year over year and sequential basis was due to lower SG&A expenses as a percentage of revenue.

Net interest expense for the second quarter of 2007 was $3.1 million, compared to $4.3 million for the second quarter of 2006 and $3.3 million for the first quarter of 2007. The decrease in net interest expense from the same quarter last year and prior quarter was due primarily to a continued reduction in outstanding debt.

The company generated $16.3 million in cash flow from operations during the second quarter of 2007 which, in addition to cash on-hand, was used to reduce debt outstanding by $2.3 million and pay out $5.5 million of cash related to the acquisition of Rx Pro Health on May 21, 2007. Total debt outstanding at June 30, 2007 was $167.3 million, yielding a leverage ratio of 1.8 times. Weighted average diluted shares outstanding for the second quarter of 2007 were 35.3 million. Additionally, as previously announced, the Board of Directors approved a stock repurchase program for up to 1.0 million shares of common stock which will commence during the third quarter of 2007.

Revenue and Earnings Guidance for Third Quarter and Full Year 2007

Management expects revenue for the third quarter of 2007 to range from $295 million to $297 million and diluted earnings per share to range from $0.27 to $0.29.

“Within our largest segment of nurse and allied staffing, we are projecting continued favorable pricing trends and growth in revenue per traveler per day for the second half of the year,” said Nowakowski. “However, due to lower client demand and utilization of travel nurses in certain key markets during the summer months, we are not expecting the previously anticipated growth in traveler volume on a sequential basis for the third quarter. We believe the lower demand in these regions is being driven primarily by softness in hospital admissions. Also contributing is the continued limited availability of visas for foreign nurses. While we are obviously disappointed in the lack of volume growth at this time, we do believe that the fundamentals of our travel nursing business remain solid and that our supply continues to show healthy trends, which should benefit us as demand increases.”

Nowakowski added, “We expect our locum tenens staffing and physician permanent placement segments to grow in line with our original expectations, driven mainly by continued strong demand, excellent recruitment efforts and moderate growth in revenue per day filled. Looking forward, we will continue to focus our efforts on expanding gross margins and controlling our SG&A spending in order to grow earnings.”

Due to the lack of anticipated volume growth within the nurse and allied staffing segment in the third quarter, the Company is also updating its full year guidance with revenue expected to range from $1.16 billion to $1.17 billion and diluted earnings per share expected to range from $1.02 to $1.04. While visibility on third quarter performance is clearer than the fourth quarter, management believes it is prudent to cautiously adjust full-year guidance projections until there are more favorable growth trends in client demand within our nurse and allied staffing business.

Company Summary

AMN Healthcare Services, Inc. is the largest temporary healthcare staffing company in the United States. The company is the largest nationwide provider of travel nurse staffing services, locum tenens staffing services (temporary physician staffing) and physician permanent placement services, and also a leading nationwide provider of allied healthcare staffing services. AMN Healthcare recruits healthcare professionals both nationally and internationally and places them on variable lengths of assignments and in permanent positions at acute-care hospitals, physician practice groups and other healthcare facilities throughout the United States.

Conference Call on August 7, 2007

AMN Healthcare Services, Inc.’s second quarter 2007 conference call will be held on Tuesday, August 7, 2007, at 11:00 a.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at www.amnhealthcare.com/investors. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1092 in the U.S. or (612) 288-0337 internationally. Following the conclusion of the call, a replay of the webcast will be available at the company’s web site within four hours. Alternatively, a telephonic replay of the call will be available at 4:15 p.m. Eastern Time, and can be accessed until August 21, 2007 at midnight Eastern Time, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 876819.

From time to time, additional information regarding non-GAAP financial measures may be made available on the company’s website at www.amnhealthcare.com/investors.

Forward-Looking Statements

This earnings release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include the revenue and earnings guidance for the third quarter and full year 2007, and Ms. Nowakowski’s comments including those regarding overall demand, pricing trends, revenue growth, nurse traveler volume, and demand, growth and gross margin in our physician segments. The company based these forward-looking statements on its current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. The following factors could cause the company’s actual results to differ materially from those implied by the forward-looking statements in this earnings release: the company’s ability to continue to recruit qualified temporary and permanent healthcare professionals at reasonable costs; the company’s ability to retain qualified temporary healthcare professionals for multiple assignments at reasonable costs; the company’s ability to attract and retain sales and operational personnel; the company’s ability to enter into contracts with hospitals, healthcare facility clients, affiliated healthcare networks and physician practice groups on terms attractive to the company and to secure orders related to those contracts; the company’s ability to demonstrate the value of its services to its healthcare and facility clients; the company’s ability to maintain and enhance the brand identities we have developed, at reasonable costs; changes in the timing of hospital, healthcare facility and physician practice group clients’ orders for temporary healthcare professionals; the general level of patient occupancy at hospital and healthcare facility clients’ facilities; the overall level of demand for services offered by temporary and permanent healthcare staffing providers; the ability of hospital, healthcare facility and physician practice group clients to retain and increase the productivity of their permanent staff; the variation in pricing of the healthcare facility contracts under which the company places temporary healthcare professionals; the company’s ability to successfully design its strategic growth, acquisition and integration strategies and to implement those strategies, including integration of acquired companies’ accounting, management information, human resource and other administrative systems, and implementation or remediation of controls, procedures and policies at acquired companies; the company’s ability to leverage its cost structure; access to and undisrupted performance of the company’s management information and communication systems, including use of the Internet, and our candidate and client databases and payroll and billing software systems; our ability to keep our web sites operational at a reasonable cost and without service interruptions; the effect of existing or future government legislation and regulation; the company’s ability to grow and operate its business in compliance with legislation and regulations; the challenge to the classification of certain of the company’s healthcare professionals as independent contractors; the impact of medical malpractice and other claims asserted against the company; the impact on the company’s earnings related to share-based payment awards due to changes in accounting rules; the disruption or adverse impact to the company’s business as a result of a terrorist attack; the company’s ability to carry out its business strategy and maintain sufficient cash flow and capital structure to support its business; the loss of key officers and management personnel that could adversely affect the company’s ability to remain competitive; the effect of recognition by the company of an impairment to goodwill; and the effect of adjustments by the company to accruals for self-insured retentions. Other factors that could cause actual results to differ from those implied by the forward-looking statements contained in this earnings release are set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, its Quarterly Report on Form 10-Q, and its Current Reports on Form 8-K. These statements reflect the company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this earnings release are likely to cause these statements to become outdated with the passage of time. The company does not intend, however, to update the guidance provided today prior to its next earnings release.

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Income

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	% Chg	2007	2006	% Chg
Revenue	$293,912	$261,176	12.5%	$577,856	$515,441	12.1%
Cost of revenue	218,953	191,154	14.5%	430,392	377,118	14.1%

Gross profit	74,959	70,022	7.1%	147,464	138,323	6.6%

	25.5%	26.8%		25.5%	26.8%
Operating expenses:
Selling, general and administrative	53,520	52,353	2.2%	106,571	100,245	6.3%
	18.2%	20.0%		18.4%	19.4%
Depreciation and amortization	2,857	2,524	13.2%	5,486	4,990	9.9%

Total operating expenses	56,377	54,877	2.7%	112,057	105,235	6.5%

Income from operations	18,582	15,145	22.7%	35,407	33,088	7.0%
	6.3%	5.8%		6.1%	6.4%
Interest expense, net	3,124	4,345	-28.1%	6,458	8,492	-24.0%

Income before income taxes	15,458	10,800	43.1%	28,949	24,596	17.7%
Income tax expense	6,212	3,529	76.0%	11,509	9,024	27.5%

Net income	$9,246	$7,271	27.2%	$17,440	$15,572	12.0%

	3.1%	2.8%		3.0%	3.0%
Net income per common share:
Basic	$0.27	$0.23	17.4%	$0.50	$0.49	2.0%

Diluted	$0.26	$0.21	23.8%	$0.49	$0.45	8.9%

Weighted average common shares outstanding:
Basic	34,723	31,887	8.9%	34,681	31,990	8.4%

Diluted	35,273	34,170	3.2%	35,278	34,467	2.4%

AMN Healthcare Services, Inc.

Supplemental Financial and Operating Data

(dollars in thousands, except operating data)

(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2007	% of Rev	2006	% of Rev	2007	% of Rev	2006	% of Rev
Revenue
Nurse and allied healthcare staffing	$201,322		$181,473		$401,297		$359,197
Locum tenens staffing	79,937		66,954		151,342		131,501
Physician permanent placement services	12,653		12,749		25,217		24,743

	$293,912		$261,176		$577,856		$515,441

Adjusted EBITDA(1)
Nurse and allied healthcare staffing	$13,635	6.8%	$11,174	6.2%	$27,366	6.8%	$26,124	7.3%
Locum tenens staffing	7,040	8.8%	4,957	7.4%	11,058	7.3%	9,618	7.3%
Physician permanent placement services	2,923	23.1%	3,329	26.1%	6,423	25.5%	5,494	22.2%

	23,598	8.0%	19,460	7.5%	44,847	7.8%	41,236	8.0%
Depreciation and amortization	2,857		2,524		5,486		4,990
Non-cash stock-based compensation	2,159		1,791		3,954		3,158
Interest expense, net	3,124		4,345		6,458		8,492

Income before income taxes	15,458		10,800		28,949		24,596
Income tax expense	6,212		3,529		11,509		9,024

Net income	$9,246		$7,271		$17,440		$15,572

	Three Months Ended June 30,				Six Months Ended June 30,
	2007		2006	% Chg	2007		2006	% Chg
Gross Margin
Nurse and allied healthcare staffing	23.3%		24.5%		23.3%		24.6%
Locum tenens staffing	25.6%		26.7%		25.4%		26.5%
Physician permanent placement services	60.0%		60.6%		61.6%		60.4%

Operating Data:
Nurse and allied healthcare staffing
Average travelers on assignment (2)	7,017		6,572	6.8%	7,024		6,590	6.6%
Revenue per traveler per day(3)	$315.28		$303.44	3.9%	$315.65		$301.14	4.8%
Gross profit per traveler per day(3)	$73.49		$74.32	-1.1%	$73.52		$74.22	-0.9%
Locum tenens staffing
Days filled (4)	57,602		49,534	16.3%	109,901		98,785	11.3%
Revenue per day filled(4)	$1,387.75		$1,351.68	2.7%	$1,377.08		$1,331.18	3.4%
Gross profit per day filled(4)	$355.01		$358.76	-1.0%	$350.02		$352.89	-0.8%

(1)	Adjusted EBITDA represents net income plus interest expense (net of interest income), income taxes, depreciation and amortization and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the company’s performance. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular non-cash stock-based compensation charges, that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with United States generally accepted accounting principles (GAAP). As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
(2)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(3)	Revenue per traveler per day and gross profit per traveler per day represent the revenue and gross profit of the company’s nurse and allied healthcare staffing segment divided by average travelers on assignment, divided by the number of days in the period presented.
(4)	Days filled is calculated by dividing the locum tenens hours filled during the period by 8 hours. Revenue per day filled and gross profit per day filled represent revenue and gross profit of the company’s locum tenens staffing segment divided by days filled for the period presented.

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2007	March 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$17,527	$10,221	$4,422
Accounts receivable, net	195,213	187,925	192,716
Deferred income taxes, net	24,985	23,289	26,275
Other current assets	13,192	13,831	12,442

Total current assets	250,917	235,266	235,855
Fixed assets, net	24,303	23,532	23,236
Goodwill, net	243,680	240,939	240,719
Intangible assets, net	115,443	111,356	112,116
Deposits and other assets	11,644	10,801	10,255

Total assets	$645,987	$621,894	$622,181

Liabilities and stockholders’ equity
Current liabilities:
Bank overdraft	$1,736	$868	$10,353
Accounts payable and accrued expenses	21,632	21,954	20,273
Accrued compensation and benefits	43,116	41,363	42,585
Income taxes payable	6,455	2,354	2,727
Current portion of notes payable	15,822	13,562	12,901
Deferred revenue	6,705	6,023	6,397
Other current liabilities	26,015	26,143	25,731

Total current liabilities	121,481	112,267	120,967
Notes payable, less current portion	151,437	155,958	160,479
Deferred income taxes, net	67,645	64,495	69,365
Other long-term liabilities	33,863	29,655	26,824

Total liabilities	374,426	362,375	377,635

Stockholders’ equity	271,561	259,519	244,546

Total liabilities and stockholders’ equity	$645,987	$621,894	$622,181

AMN Healthcare Services, Inc.

Condensed Consolidated Cash Flow Statement

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Net cash provided by operating activities	$16,251	$24,124	$33,493	$42,149
Net cash used in investing activities	(7,983)	(2,886)	(10,114)	(40,390)
Net cash used in financing activities	(984)	(26,670)	(10,288)	(15,967)
Effect of exchange rates on cash	22	—	14	(14)

Net increase (decrease) in cash and cash equivalents	7,306	(5,432)	13,105	(14,222)
Cash and cash equivalents at beginning of period	10,221	10,320	4,422	19,110

Cash and cash equivalents at end of period	$17,527	$4,888	$17,527	$4,888